UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

ENTOURAGE MINING LTD.
(Exact name of registrant as specified in charter.)

BRITISH COLUMBIA	Not Applicable
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification
Number)

475 Howe Street
Suite 614
Vancouver, British Columbia
Canada V6C 2B3
(604) 669-4367
(Address and telephone of executive offices, including zip code.)

ENTOURAGE MINING LTD.
STOCK OPTION PLAN

Gregory F Kennedy, President
ENTOURAGE MINING LTD.
475 Howe Street
Suite 614
Vancouver, British Columbia
Canada V6C 2B3
(604) 669-4367
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

     CD Farber Law Corp.

2602 – 1111 Beach Ave

Vancouver, BC Canada V6E 1T9

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum
Securities to be	Amount to be	Maximum Offering Price	Aggregate Offering	Amount of Registration
Registered	Registered	per Unit/Share	Price [1]	Fee [1]

Common Shares, no par	2,200,000	$0.17	$374,000	$100.00
value, issuable upon
exercise of stock options
by Grantees

Totals	2,200,000	$0.17	$374,000	$100.00

[1] Based upon the mean between the closing bid and ask prices for common shares on January 7, 2005 in accordance with Rule 457(c).

PURPOSE OF REGISTRATION STATEMENT AND DESCRIPTION OF PLAN

This Registration Statement on Form S-8 registers shares issuable under the Company's 2005 Stock Option Plan.

Under the terms of the Plan, a total of 2,200,000 shares of common stock can be issued as incentive stock options to directors, employees and consultants of the Company.

The terms of the Plan disclosed in the attached copy of the Plan, but include the following:

-

exercise price and other terms of the options are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company's securities at the date of any stock option grant.

-	the shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

-	previously issued incentive stock options issued under the Company's previous stock option plan, which was also subject to registration by way of Form S-8, are continued under the new Plan.

Any shares issuable under the Plan, althrough registered by way of this registration statement, may require a resale prospectus prior to resale by affiliates or others.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

	a)	Our last Form 20-F filed with the Securities and Exchange Commission ("SEC"), SEC file no. 000-50305.

	b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 20-F to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.	DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. The holders of our common stock:

	*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

	*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

	*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

	*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock, now outstanding, are fully paid for and non-assessable and all shares of common stock will be fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the laws of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this registration statement, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no British Columbia anti-takeover provisions that may have the effect of delaying or preventing a change in control. The Company may be subject to securities laws and regulations, both in Canada and in the United States, which require notice of any takeover of the Company and, in some cases, the preparation of a takeover bid circular.

Dividends

Holders of the common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and its telephone number is (604) 661-9400.

Shares outstanding

We have 13,325,505 shares of common stock outstanding as of the date of this Registration Statement on Form S8.

Some of the shares are held by affiliates. Common shares held by affiliates of Entourage Mining and restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions under Section 4(1) and/or Rules 144 or 144(k) under the Securities Act.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

None. Neither our principal accountants nor our named legal counsel owns securities of the Company.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION.

None; not applicable. The securities referred to hereunder are registered under the Securities Act of 1933 by this Registration Statement.

ITEM 8.	EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 20-F Registration Statement, as amended, filed with the Securities and Exchange Commission, SEC file #000-50305. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

1.1	Amendments to Articles of Incorporation
1.2	Certificate of Change of Name
1.3	Special Resolution dated March 28, 2002, effecting a stock split
2.1	Share Certificate - Common Stock
4.1	Assignment Agreement
4.2	Assignment Agreement - Finlayson
4.3	Escrow Agreement

The following documents are filed herewith:

Exhibit No.	Description

5.1	Opinion of CD Farber Law Corp, regarding the legality of the securities registered under this Registration Statement.
10.1	Stock Option Plan.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of CD Farber Law Corp. to the inclusion of their opinion in this Registration Statement.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 7th day of January, 2005.

ENTOURAGE MINING LTD.

BY:	/s/ Gregory Kennedy
Gregory Kennedy, President, Chief Executive
Officer

BY:	/s/ Michael Hart
Michael Hart, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Shatzko	Chairman, Member of the Board of Directors	January 7, 2005
Paul Shatzko

/s/ Greg Kennedy	President, Chief Executive Officer and a	January 7, 2005
Greg Kennedy	member of the Board of Directors

/s/ Michael Hart	Secretary, Member of the Board of Directors	January 7, 2005
Michael Hart